                                    Exhibit 1

                          Statement of Cogen Sklar LLP




March 27, 2002



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of Nocopi Technologies, Inc. (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-KSB for the year ended December 31, 2001 because our Firm has not yet completed our audit of the financial statements of the Registrant for the year ended December 31, 2001 and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements made by the Registrant in
Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our audit of the Registrant's financial statements and furnish the required opinion for a timely filing because we were recently engaged on March 26, 2002 as the independent auditors and, as a result, have not yet had sufficient time to complete the auditing procedures which we consider necessary in the circumstances.

Very truly yours,



Cogen Sklar LLP
Bala Cynwyd, Pennsylvania